As filed with the Securities and Exchange Commission on August 30, 2012

Registration No. 333-176921

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XPO LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	03-0450326
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Five Greenwich Office Park, Greenwich, Connecticut 06831

(Address of Principal Executive Offices)

Amended and Restated 2001 Stock Option Plan

2011 Omnibus Incentive Compensation Plan

(Full title of the plan)

Gordon E. Devens

Senior Vice President and General Counsel

XPO Logistics, Inc.

Five Greenwich Office Park, Greenwich, Connecticut 06831

(Name and address of agent for service)

(855) 976-4636

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to the registration statement on Form S-8 (File No. 333-176921) filed by XPO Logistics, Inc. (the “Company”) on September 20, 2011, is filed in order to deregister securities remaining under such registration statement.

On September 20, 2011, the Company filed a registration statement on Form S-8 (File No. 333-176921) to register an aggregate of 1,656,560 shares of common stock issuable under the 2011 Omnibus Incentive Compensation Plan (the “Prior Plan”). On May 31, 2012 (the “Approval Date”), the Company’s stockholders approved the adoption of the Amended and Restated 2011 Omnibus Incentive Compensation Plan (the “New Plan”) that replaced and superseded the Prior Plan. The New Plan provides, among other things, that any shares of common stock with respect to options granted under the Company’s Amended and Restated 2001 Stock Option Plan (the “Stock Option Plan”) or awards granted under the Prior Plan, in each case that are outstanding on the Approval Date and are forfeited on or after the Approval Date, will become available for issuance under the New Plan (such shares, the “Outstanding Award Shares”); provided, however, such forfeited Outstanding Award Shares with respect to options originally granted under the Stock Option Plan will only become available to be delivered pursuant to stock options granted under the New Plan. In addition, any shares of the Company’s common stock that are withheld by the Company in payment of the exercise price of an award granted under the New Plan or the Prior Plan or an option under the Stock Option Plan or any taxes required to be withheld in respect of such an award or option will again become available for issuance under the New Plan. Furthermore, as of the Approval Date, no future awards will be made under the Prior Plan and, therefore, the shares of common stock that were available for grant under the Prior Plan as of the Approval Date but were not subject to outstanding awards as of such date (such shares, the “Remaining Shares”) will not be issued pursuant to the Prior Plan but instead will be available for awards under the New Plan. As of the date of this Post-Effective Amendment No. 1, there was an aggregate of 1,431,439 Outstanding Award Shares and an aggregate of 26,643 Remaining Shares (all such shares are collectively referred to as the “Carried Forward Shares”).

This Post-Effective Amendment No. 1 is being filed to deregister the Carried Forward Shares. The Company is concurrently filing a separate registration statement on Form S-8 to reflect that the Outstanding Award Shares may be issued under either the Prior Plan or the New Plan and to carry over the filing fees for Carried Forward Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed (i) to reflect that, following the date hereof, the Outstanding Award Shares may be issued under either the Prior Plan or the New Plan, and (ii) to carry over the registration fees paid for all the Carried Forward Shares from the registration statement on Form S-8 (File No. 333-176921), filed for the Prior Plan, to the registration statement on Form S-8 filed for the Prior Plan and the New Plan, which is being filed contemporaneously with the filing of this Post-Effective Amendment No. 1.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on this August 30, 2012.

XPO LOGISTICS, INC.,

By:	/s/ Gordon E. Devens
	Name:	Gordon E. Devens
	Title:	Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bradley S. Jacobs Name: Bradley S. Jacobs	Chief Executive Officer (Principal Executive Officer), Chairman of the Board of Directors and Director	August 30, 2012

/s/ John J. Hardig Name: John J. Hardig	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 30, 2012

* Name: G. Chris Andersen	Director	August 30, 2012

* Name: Michael G. Jesselson	Director	August 30, 2012

* Name: Adrian P. Kingshott	Director	August 30, 2012

* Name: James J. Martell	Director	August 30, 2012

* Name: Jason D. Papastavrou	Director	August 30, 2012

* Name: Oren G. Shaffer	Director	August 30, 2012

*By:	/s/ Bradley S. Jacobs
	Name:	Bradley S. Jacobs
	Title:	Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit

24.1	Powers of attorney (incorporated by reference to Exhibit 24 to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 20, 2011).